                                                                                        Exhibit 99.1

GEMSTAR-TV GUIDE ANNOUNCES FIRST QUARTER 2007 RESULTS

Los Angeles, California (May 3, 2007) - Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the quarter ended March 31, 2007, the Company reported consolidated revenues of $156.7 million, an increase of 9% versus the prior year’s quarter.

Operating income for the first quarter of 2007 was $42.1 million, an approximate five-fold increase, compared with operating income of $7.7 million for the first quarter of 2006. The Company’s first quarter 2007 operating income was positively impacted by a 26% increase in revenues in our Guidance Technology and Solutions segment and by the reversal of $10.7 million in accrued liabilities relating to a patent rights agreement, as the result of an arbitration award.

Net income for the first quarter of 2007 increased approximately four-fold to $34.4 million, or $0.08 per share, which includes $3.6 million, or $0.01 per share from discontinued operations, compared with net income of $8.6 million, or $0.02 per share in the first quarter of 2006.

Gemstar TV Guide’s Chief Executive Officer Rich Battista said, “Continuing to build on the momentum that finished off 2006, we started 2007 with a solid first quarter. We have been active in executing on our strategic mission of providing leading-edge, cross-platform guidance solutions for consumers around the world. At the end of the first quarter, we acquired Aptiv Digital, a highly complementary business that expands our guidance products and services. In April, we launched our Online Video Guide, and just this week, we announced the debut of My TV Guide, a suite of personalized cross-platform guidance products and services. Our multi-platform strategy, combined with our unique set of assets and our important relationships with distributors around the world, position us well for continued growth as we seek to continue to build value for our shareholders.”

FIRST QUARTER 2007 SEGMENT FINANCIAL PERFORMANCE

The Company reports segment information in the same way that management internally organizes its business for assessing performance and making decisions regarding the allocation of resources to the business units. During the first quarter of 2007, the Company reorganized the presentation of its business units to its chief operating decision maker into three reportable segments. In addition, the Company reports Cross Platform Costs which includes certain company-wide expenditures. Quarterly results for 2005 and 2006 have been reclassified to conform with the 2007 presentation and are presented in an attached table.

The schedule below reflects Gemstar-TV Guide’s performance for the first quarter of 2007 and 2006 by segment. The following segment information is presented and reconciled to consolidated income from continuing operations before income taxes.  More detailed information is contained in the Company’s Form 10-Q for the quarter ended March 31, 2007, which was filed with the Securities Exchange Commission today.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED SEGMENT PERFORMANCE (1)
(In dollars, thousands)
	Three Months Ended March 31,
	2007	2006
Guidance Technology and Solutions:
IPG Patent Licensing	41,269	26,979
IPG Products and Services	19,623	14,356
VCR+ Plus	12,003	15,740
Other	2,571	2,844
Revenues	75,466	59,919
Operating Expense (2)	21,123	19,443
Adjusted EBITDA (3)	54,343	40,476

Media Networks:
TV Guide Channel	33,707	35,397
TVG Network	11,440	10,426
Online Networks	1,900	2,731
Other	525	31
Revenues	47,572	48,585
Operating Expense (2)	38,391	41,284
Adjusted EBITDA (3)	9,181	7,301

Publishing:
TV Guide Magazine Revenues	33,696	35,528
Operating Expense (2)	39,761	49,418
Adjusted EBITDA (3)	(6,065)	(13,890)

Cross Platform Costs:
Product Development and Technology	3,933	624
Corporate Marketing	1,201	―
Corporate General and Administrative	878	17,252
Operating Expense (2)	6,012	17,876
Adjusted EBITDA(3)	(6,012)	(17,876)

Consolidated:
Revenues	156,734	144,032
Operating Expense (2)	105,287	128,021
Adjusted EBITDA(3)	51,447	16,011

Stock compensation	(353)	(312)
Depreciation and amortization	(8,958)	(7,961)
Operating income	42,136	7,738
Interest income, net	6,369	5,169
Other income, net	327	118
Income from continuing operations before income taxes	48,832	13,025

(1)  Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131. Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.
(2)  Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)  Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted
       EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.

Guidance Technology and Solutions

▪
Revenues for the quarter ended March 31, 2007 were $75.5 million, up 26% versus the prior year’s quarter and represented 48% of the Company’s total revenue. IPG Patent Licensing revenues increased by $14.3 million, or 53%, in the first quarter of 2007 compared to the same period in the prior year. These increases were primarily due to (i) revenue from the recent patent license agreements with British Sky Broadcasting Group plc (fourth quarter of 2006) and Yahoo! Inc. (third quarter 2006), (ii) an increase in the digital subscribers of our U.S. cable and satellite licensees; and (iii) a $6.5 million payment from a licensee for previously unreported IPGs deployed from the second quarter of 2004 to December of 2006.

IPG Products and Services revenues increased by $5.3 million, up 37% versus the prior year’s quarter, due to higher shipments of CE products incorporating our IPG by Panasonic and an increase in the number of digital subscribers that receive the Company’s IPG. VCR Plus+ revenues decreased by 24% due to a lower number of units shipped.

▪
Adjusted EBITDA in the first quarter of 2007 increased to $54.3 million, up 34% versus the prior year’s quarter. The increase was primarily due to the higher revenues noted above, offset by decreased VCR Plus + revenues.

Media Networks

▪
Revenues for the quarter ended March 31, 2007 were $47.6 million, a decrease of 2% versus the prior year’s quarter and represented 30% of the Company’s total revenue. Revenue was driven by a $1.0 million increase at TVG Network, offset by declines of $1.7 million at TV Guide Channel and $0.8 million at Online Networks.

▪
Adjusted EBITDA in the first quarter of 2007 increased to $9.2 million, up 26% versus the prior year’s quarter, primarily due to marketing and promotional expenses related to new program launches at TV Guide Channel, that occurred in the first quarter of 2006, but are planned for later in 2007.

Publishing

▪
Revenues for TV Guide Magazine for the quarter ended March 31, 2007 were $33.7 million, a decrease of 5% versus the prior year’s quarter and represented 22% of the Company’s total revenue. This decrease was primarily due to the planned reduction in our subscriber base. This was partially mitigated by higher newsstand revenues due to lower initial placement order fees and an 18% increase in advertising revenues.

▪	Adjusted EBITDA in the first quarter of 2007 was negative $(6.1) million versus a negative $(13.9) million in the prior year’s quarter due to lower operating expenses.

Cross Platform Costs

▪
Adjusted EBITDA in the first quarter of 2007 was negative $(6.0) million compared with adjusted EBITDA of negative $(17.9) million in the prior year’s quarter. This was primarily due to a reversal, following a favorable arbitration ruling, of $10.7 million in accrued liabilities relating to a patent rights agreement with a former chairman and chief executive officer, which was recorded in Corporate General and Administrative expenses.

Product Development and Technology expenses increased by $3.3 million in the first quarter of 2007 compared with the same period in the prior year. Costs incurred to develop next generation guidance products and services in the first quarter of 2006 were minimal, as this group was in the process of being formed.

Corporate Marketing, a group formed in the second quarter of 2006, had expenses of $1.2 million in the first quarter of 2007. Higher expenses are expected in the second half of 2007, related to the launch of cross-platform marketing initiatives, to drive greater usage of our products and to elevate our brand.

LIQUIDITY & CAPITAL RESOURCES

At March 31, 2007, the Company’s cash, cash equivalents and marketable securities were $506.7 million, excluding restricted cash of $32.0 million, a decrease of $6.9 million versus December 31, 2006 mainly due to the Aptiv Digital acquisition. Outstanding short- and long-term debt, made up entirely of capital lease obligations, was $12.6 million, compared with $12.7 million at December 31, 2006.

The Company reported first quarter 2007 positive operating cash flows of $8.2 million compared with $28.5 million in the first quarter of 2006. Income from continuing operations before income taxes in the first quarter of 2007 increased by $35.8 million, however, operating cash flow decreased, as the first quarter of 2006 included the receipt of $52.4 million in income tax refunds.

CONFERENCE CALL

Gemstar-TV Guide management will host a conference call with the financial community today, Thursday, May 3, 2007 at 2:00 p.m. PDT (5:00 p.m. EDT). Rich Battista, Chief Executive Officer, and Bedi A. Singh, Chief Financial Officer, will review the first quarter results, including a discussion of our business results presented in accordance with our new reportable segments. A question and answer session will follow.

The conference call will be available on conference call lines and will be Web cast. Investors and analysts may connect to the call by dialing (866) 314-5232 (domestic) or (617) 213-8502 (international). The conference ID number is "55377135". To listen via Web cast, link to the Company's Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The conference ID number is "53134204". An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers. The Company's businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investments in new and existing businesses; the impact of competitive products and services; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

# # #

Financial Tables Follow

Contacts:
(Analysts)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
Gemstar-TV Guide International, Inc. 323-817-4600	Gemstar-TV Guide International, Inc. 212-852-7336

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$427,098	$464,637
Restricted cash	32,009	31,814
Marketable securities	79,613	48,938
Receivables, net	72,329	73,786
Deferred tax assets, net	18,842	13,491
Current income taxes receivable	46,092	49,588
Other current assets	20,066	18,329
Total current assets	696,049	700,583
Property and equipment, net	67,034	68,182
Indefinite-lived intangible assets	62,145	61,921
Finite-lived intangible assets, net	88,568	92,340
Goodwill	261,907	260,503
Income taxes receivable	25,473	22,731
Deferred tax assets, long-term,net	—	3,141
Other assets	27,102	14,336
	$1,228,278	$1,223,737
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,948	$32,392
Accrued liabilities	73,673	104,259
Current portion of capital lease obligations	617	605
Current portion of deferred revenue	132,718	128,516
Total current liabilities	225,956	265,772
Deferred tax liabilities, net	17,686	—
Long-term capital lease obligations, less current portion	11,952	12,111
Deferred revenue, less current portion	356,890	368,950
Other liabilities	71,090	123,779
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,456,090	8,456,117
Accumulated deficit	(7,859,639)	(7,950,421)
Accumulated other comprehensive income, net of tax	902	665
Treasury stock, at cost	(56,986)	(57,573)
Total stockholders’ equity	544,704	453,125
	$1,228,278	$1,223,737

See accompanying Notes to Condensed Consolidated Financial Statements in Form 10Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006

Revenues	$156,734	$144,032
Expenses:
Costs of revenues	48,084	59,443
Selling, general and administrative	57,556	68,890
Depreciation and amortization	8,958	7,961
Operating income	42,136	7,738
Other income:
Interest income, net	6,369	5,169
Other income, net	327	118
Income from continuing operations before income taxes	48,832	13,025
Income tax expense	18,069	4,459
Income from continuing operations	30,763	8,566
Discontinued operations:
Income from discontinued operations before income taxes	5,858	—
Income tax expense	2,217	—
Income from discontinued operations	3,641	—
Net income	$34,404	$8,566

Basic and diluted per share:
Income from continuing operations	$0.07	$0.02
Income from discontinued operations	0.01	—
Net income	$0.08	$0.02

Weighted average shares outstanding:
Basic	427,902	426,173
Diluted	428,225	426,213

See accompanying Notes to Consolidated Financial Statements in Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net income	$34,404	$8,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,958	7,961
Deferred income taxes	15,476	1,143
Other	592	1,219
Changes in operating assets and liabilities:
Receivables	6,264	8,864
Income taxes, net	754	52,591
Other assets	(7,164)	1,082
Accounts payable, accrued liabilities and other liabilities	(43,190)	(29,229)
Deferred revenue	(7,858)	(23,661)
Net cash provided by operating activities	8,236	28,536
Cash flows from investing activities:
Acquisition of Aptiv, net of acquired cash of $4,929	(10,962)	-
Other acquisitions and investments	(1,181)	(1,788)
Purchases of marketable securities	(55,950)	(9,330)
Maturities of marketable securities	25,323	9,246
Proceeds from sale of assets	-	8
Additions to property and equipment	(3,237)	(2,732)
Net cash used in investing activities	(46,007)	(4,596)
Cash flows from financing activities:
Repayment of capital lease obligations	(147)	(135)
Proceeds from exercise of stock options	209	40
Net cash provided by (used in) financing activities	62	(95)
Effect of exchange rate changes on cash and cash equivalents	170	(8)
Net (decrease) increase in cash and cash equivalents	(37,539)	23,837
Cash and cash equivalents at beginning of period	464,637	465,131
Cash and cash equivalents at end of period	$427,098	$488,968

For additional information please see Notes to Consolidated Financial Statements in Form-10Q.

ADDITIONAL SEGMENT OPERATING STATISTICS

Media Networks:
	March 31, 2007	Dec. 31, 2006	March 31, 2006
Subscriber Data (in thousands) (1)

TV Guide Channel	80,776	79,717	77,954
TVG Network	20,400	19,400	18,100

Online Networks unique users (2) (3)	4,733	4,042	3,203
tvguide.com unique users (2)	4,246	3,620	3,203

(1)	Subscriber data as of the above date represents: · Nielsen households for the domestic TV Guide Channel · Households for TVG Network, based primarily on information provided by distributors
(2)	Average monthly unique users for the three month period, as measured by Nielsen/NetRatings.
(3)	Online Media Networks comprises the unduplicated unique users of tvguide.com and our other Web sites, subsequent to the date we acquired them.

Publishing:
	March 31,	Dec. 31,	March 31,
	2007	2006	2006

TV Guide magazine circulation (in thousands) (1)
Newsstand (2)	226	255	307
Subscriptions	2,886	2,850	3,747
Sponsored	173	175	17
	3,285	3,280	4,071

(1) Average weekly circulation for three months ended.
(2) Current period numbers include an estimate for returns. Prior period numbers are updated to reflect actual returns.

GEMSTAR-TV GUIDE ANNOUNCES FIRST QUARTER 2007 RESULTS
GEMSTAR-TV GUIDE INTERNATIONAL, INC.
HISTORICAL CONSOLIDATED SEGMENT PERFORMANCE (1)
(In dollars, thousands)
	---------------------2005--------------------				----------------------2006----------------------				2007
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Guidance Technology and Solutions
IPG Patent Licensing	20,944	23,322	21,375	23,969	26,979	28,078	31,273	33,232	41,269
IPG Products and Services	11,938	8,925	10,717	11,647	14,356	13,970	14,736	14,167	19,623
VCR+ Plus	14,112	9,267	9,758	9,238	15,740	6,171	9,157	5,169	12,003
Other	4,925	4,538	3,772	2,515	2,844	2,390	1,953	2,579	2,571
Revenues	51,919	46,052	45,622	47,369	59,919	50,609	57,119	55,147	75,466
Operating Expense (2)	21,859	20,416	20,091	22,176	19,443	17,819	21,474	25,344	21,123
Adjusted EBITDA (3)	30,060	25,636	25,531	25,193	40,476	32,790	35,645	29,803	54,343

Media Networks
TV Guide Channel	32,805	31,729	28,616	30,914	35,397	31,230	30,389	32,233	33,707
TVG Network	8,409	14,544	14,768	13,831	10,426	14,673	15,711	16,365	11,440
Online Networks	1,933	1,509	2,341	2,223	2,731	2,281	2,219	3,015	1,900
Other	21	14	13	34	31	89	131	128	525
Revenues	43,168	47,796	45,738	47,002	48,585	48,273	48,450	51,741	47,572
Operating Expense (2)	39,607	31,384	33,597	38,324	41,284	38,705	38,030	39,262	38,391
Adjusted EBITDA (3)	3,561	16,412	12,141	8,678	7,301	9,568	10,420	12,479	9,181

Publishing
TV Guide Magazine Revenues	68,981	64,432	61,116	34,997	35,528	34,407	43,378	38,098	33,696
Operating Expense (2)	77,224	82,456	84,681	77,272	49,418	43,997	50,711	49,125	39,761
Adjusted EBITDA (3)	(8,243)	(18,024)	(23,565)	(42,275)	(13,890)	(9,590)	(7,333)	(11,027)	(6,065)

Cross Platform Costs
Product Development and Technology	-	-	-	309	624	1,915	5,045	4,069	3,933
Corporate Marketing	-	-	-	-	-	109	775	1,295	1,201
Corporate General and Administrative	15,429	14,206	12,887	18,624	17,252	6,452	10,984	(13,953)	878
Operating Expense (2)	15,429	14,206	12,887	18,933	17,876	8,476	16,804	(8,589)	6,012
Adjusted EBITDA(3)	(15,429)	(14,206)	(12,887)	(18,933)	(17,876)	(8,476)	(16,804)	8,589	(6,012)

Consolidated
Revenues	164,068	158,280	152,476	129,368	144,032	133,289	148,947	144,986	156,734
Operating Expense (2)	154,119	148,462	151,256	156,705	128,021	108,997	127,019	105,142	105,287
Adjusted EBITDA(3)	9,949	9,818	1,220	(27,337)	16,011	24,292	21,928	39,844	51,447

Stock compensation	(25)	(30)	(39)	(38)	(312)	(524)	(627)	(564)	(353)
Depreciation and amortization	(6,924)	(7,045)	(7,060)	(8,155)	(7,961)	(8,606)	(8,420)	(8,194)	(8,958)
Operating income (loss)	3,000	2,743	(5,879)	(35,530)	7,738	15,162	12,881	31,086	42,136
Interest income, net	3,214	3,602	4,164	4,564	5,169	6,609	6,788	8,036	6,369
Other income (expense), net	261	(231)	(354)	661	118	133	86	420	327
Income (loss) from continuing operations before income taxes	6,475	6,114	(2,069)	(30,305)	13,025	21,904	19,755	39,542	48,832

(1)  Segment information is presented and reconciled to consolidated income (loss) from continuing operations before income taxes in accordance with SFAS No. 131. Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

(2)  Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.

(3)  Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.